SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 4, 2001

                                                     CD WAREHOUSE, INC.

(Exact name of registrant as specified in its charter)

     Delaware                                         1-21887                                     73-1504999
 (State or other                                (Commission File                          (IRS Employer
jurisdiction of                                  Number)                                       Identification No.)
incorporation)

    900 North Broadway, Oklahoma City, Oklahoma                       73102
 (Address of principal executive offices)                                    (Zip Code)

Registrant's telephone number, including area code     (405) 236-8742

                                             Not applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

(a)     On or about October 4, 2001, a purported shareholder derivative lawsuit was filed by Brent Galyon in Oklahoma County District Court, Case No. CJ-2001-7605, against Christopher M. Salyer, the President, Chief Executive Officer, and Chairman of the Board of Directors of the Company, and against three other of the Company's directors: Stephen B. Browne, K. Douglas Martin, and Norman R. Proulx. The Company was named as "nominal defendant." This suit was filed without demand being made on the Company's Board of Directors. The suit does not name as a defendant the Company's fifth director, Robert O. McDonald. The plaintiff alleges that the named directors of the Company breached certain of their fiduciary duties in connection with certain transactions, primarily Mr. Salyer's employment agreement and the relocation of the Company's corporate offices to facilities owned by Mr. Salyer. The plaintiff further alleges that the named defendants failed to properly consider an alleged offer to acquire the Company for a price of $1.00 to $1.25 per share and agreed to reduce certain royalty rates to its franchisees, both of which plaintiff alleges were breaches of the directors' fiduciary duties.

The plaintiff seeks a declaration that the lawsuit may be maintained as a derivative action, an injunction against defendants to prevent further waste of corporate assets and gross mismanagement, and compensatory and punitive damages in excess of $1,000,000, as well as attorneys' fees and costs.

The Company and the named defendants believe that this lawsuit is without merit and intend to vigorously defend against the suit.

The Company has notified the carrier of its Directors and Officers and Company Liability Policy of the forgoing matters. The Company's policy provides an aggregate coverage of up to $10,000,000 for all claims during the policy period. The insurance policy has a retention of $100,000 under each claim, except under certain limited conditions. With respect to securities claims, this retention amount applies only to defense costs and will not apply if the matter is finally resolved without liability to the insureds. A "security claim" is generally defined in the policy as a claim "which is brought by one or more securities holders of the Company, in their capacity as such," or arising out of the purchase or sale of Company securities.

(b)     A demand for arbitration was filed with the American Arbitration Association (Dallas, Texas office) against the Company by Lyle M. Larson on October 15, 2001. Mr. Larson owns one franchise store. The demand alleges that the Company has breached certain provisions of the franchise agreements and also allege fraudulent misrepresentation and negligent misrepresentation by the Company. The demand further alleges that the Company and Mr. Salyer (although Mr. Salyer is not named as a respondent) violated certain provisions of the Texas Deception Trade Practices Act (the "TDTPA"). Mr. Larson seeks unspecified damages, punitive damages, interest and attorney's fees, as well as rescission of the franchise agreements.

A demand for arbitration was filed with the American Arbitration Association (Dallas, Texas office) by P. Mac Music, Inc., B. Paul MacDougall and Peggy MacDougall (together, the "MacDougalls") against the Company and Mr. Salyer on October 4, 2001. The MacDougalls own three franchise stores. The

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MacDougall's allegations are substantially the same as Larson's, except the MacDougalls also claim that the Company violated certain Illinois franchise laws. The MacDougalls seek $75,000 in damages, punitive damages, interest, and attorney's fees, as well as the recission of the franchise agreements.

A demand for arbitration was filed with the American Arbitration Association (Dallas, Texas office) by THF, Inc., Joanne Hill and Paul Hill (together, the "Hills") against the Company on October 22, 2001. The Hills own two franchise stores. The Hill's allegations are substantially the same as Larson's, excluding the allegations under the TDTPA. The Hills seek unspecified damages, punitive damages, interest and attorney's fees, as well as rescission of the franchise agreements.

The Company and Mr. Salyer believe that the claimants' allegations are without merit and intend to vigorously defend against such claims.

The Company has notified the carrier of its Directors and Officers and Company Liability Policy of all the forgoing matters. The Company's policy is limited to $1,000,000 each policy period with respect to franchisee claims but not to exceed an aggregate of $10,000,000 for all claims under the policy. The insurance policy covers only losses in excess of $100,000 under each claim, except under certain limited conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                       CD WAREHOUSE, INC.

                                                                       By:    /s/ Christopher M. Salyer
                                                                             Christopher M. Salyer
                                                                             Chairman of the Board of Directors,
                                                                             President and Chief Executive Officer

Dated:  October 24, 2001

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